Exhibit 99

Pfizer Reports Fourth-Quarter and Full-Year 2009 Results; Provides 2010 Financial Guidance and 2012 Financial Targets

  Fourth-Quarter 2009 Revenues of $16.5 Billion; Full-Year 2009 Revenues of $50.0 Billion
  Fourth-Quarter 2009 Reported Diluted EPS(1) of $0.10, Adjusted Diluted EPS(2) of $0.49; Full-Year 2009 Reported Diluted EPS(1) of $1.23, Adjusted Diluted EPS(2) of $2.02
  Achieves Full-Year 2009 Revenue and Adjusted Diluted EPS(2) Guidance
  Provides Full-Year 2010 Financial Guidance; Provides Updated 2012 Financial Targets

NEW YORK--(BUSINESS WIRE)--February 3, 2010--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)

	Fourth-Quarter			Full-Year
	2009	2008	Change	2009	2008	Change
Reported Revenues	$ 16,537	$ 12,346	34%	$ 50,009	$ 48,296	4%
Reported Net Income(1)	767	266	188%	8,635	8,104	7%
Reported Diluted EPS(1)	0.10	0.04	150%	1.23	1.20	3%
Adjusted Income(2)	3,825	4,389	(13%)	14,202	16,366	(13%)
Adjusted Diluted EPS(2)	0.49	0.65	(25%)	2.02	2.42	(17%)

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for fourth-quarter and full-year 2009. On October 15, 2009, Pfizer completed the acquisition of Wyeth and, consequently, fourth-quarter and full-year 2009 results include the legacy Wyeth operations from the acquisition date through Pfizer’s domestic and international year-ends (see note 16). Fourth-quarter 2009 revenues were $16.5 billion, an increase of 34% compared with $12.3 billion in the year-ago quarter. Revenues for fourth-quarter 2009 compared with the year-ago quarter were favorably impacted by $3.3 billion, or 27%, due to the addition of the legacy Wyeth products, $419 million, or 3%, due to legacy Pfizer products, and $469 million, or 4%, due to foreign exchange. For fourth-quarter 2009, U.S. revenues were $7.4 billion, an increase of 42% compared with the year-ago quarter. International revenues were $9.1 billion, an increase of 28% compared with the prior-year quarter, and reflected 21% operational growth and a 7% favorable impact of foreign exchange. U.S. revenues represented 45% compared with 42% of the total in the year-ago quarter, while international revenues represented 55% compared with 58% of the total in fourth-quarter 2008.

For full-year 2009, revenues were $50.0 billion, an increase of 4% compared with $48.3 billion in the same period in 2008. For full-year 2009, revenues were favorably impacted by approximately $3.3 billion, or 7%, due to the addition of the legacy Wyeth products, $247 million, or 1%, due to legacy Pfizer products, and unfavorably impacted by $1.8 billion, or 4%, due to foreign exchange. U.S. revenues were $21.7 billion, an increase of 7% compared with full-year 2008. International revenues were $28.3 billion, an increase of 1% compared with last year, and reflected 8% operational growth and a 7% unfavorable impact of foreign exchange. U.S. revenues represented 43% compared with 42% of the total last year, and international revenues represented 57% compared with 58% of the total in 2008.

Business Revenues

Since the close of the Wyeth acquisition, Pfizer has operated two distinct commercial organizations: Biopharmaceutical and Diversified. Biopharmaceutical includes the Primary Care, Specialty Care, Established Products, Emerging Markets and Oncology customer-focused units, while Diversified includes Animal Health, Consumer Healthcare, Capsugel and Nutrition.

	Fourth-Quarter
					Operational
($ in millions)	2009	2008	Change	Foreign Exchange	Total	Legacy Pfizer

Primary Care(3)	$6,521	$5,930	10%	4%	6%	1%
Specialty Care(4)	2,934	1,595	84%	5%	79%	9%
Established Products(5)	2,749	1,749	57%	6%	51%	1%
Emerging Markets(6)	1,974	1,582	25%	1%	24%	10%
Oncology(7)	428	385	11%	5%	6%	(2%)

Biopharmaceutical	14,606	11,241	30%	4%	26%	4%

Animal Health(8)	901	783	15%	4%	11%	1%
Consumer Healthcare(9)	494	--	*	--	100%	--
Capsugel(10)	223	203	10%	5%	5%	5%
Nutrition(11)	191	--	*	--	100%	--

Diversified	1,809	986	83%	5%	78%	1%

Other(12)	122	119	3%	4%	(1%)	(1%)

Total	$16,537	$12,346	34%	4%	30%	3%

See end of text prior to tables for notes.

* Calculation not meaningful

For fourth-quarter 2009, revenues from Biopharmaceutical were $14.6 billion, an increase of 30% compared with $11.2 billion in the year-ago quarter. Operationally, revenues increased $2.9 billion, or 26%, of which $2.5 billion, or 22%, was attributable to legacy Wyeth products, primarily Premarin in the Primary Care unit, Enbrel and Prevnar in the Specialty Care unit, Effexor in the Established Products unit as well as Enbrel and Prevenar in the Emerging Markets unit. Additionally, the favorable impact of foreign exchange increased revenues by 4% or $419 million.

For fourth-quarter 2009, revenues from Diversified were $1.8 billion, an increase of 83% compared with $1.0 billion in the year-ago quarter. Operationally, revenues increased $778 million, or 78%, of which $764 million, or 77%, was attributable to legacy Wyeth products, primarily Centrum, Advil and Robitussin in Consumer Healthcare and certain Nutrition products. Additionally, the favorable impact of foreign exchange increased revenues by 5% or $45 million.

Reported Net Income(1) and Reported Diluted EPS(1)

For fourth-quarter 2009, Pfizer posted reported net income(1) of $767 million, an increase of 188% compared with $266 million in the prior-year quarter, and reported diluted EPS(1) of $0.10, an increase of 150% compared with $0.04 in the prior-year quarter. Results for fourth-quarter 2009 compared with the same period in 2008 were favorably impacted by increased revenues as well as the non-recurrence of the pre-tax and after-tax charge of $2.3 billion in the year-ago quarter related to the resolution of certain investigations concerning Bextra and various other products in addition to the favorable impact of lower costs incurred in connection with our cost-reduction initiatives in 2009. These factors were largely offset by significant purchase accounting adjustments and acquisition-related costs associated with the Wyeth acquisition. In addition, the effective tax rate in fourth-quarter 2009 was favorably impacted by the tax benefits related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc., and the jurisdictional mix of certain expenses incurred in connection with the acquisition of Wyeth. The fourth-quarter 2008 effective tax rate was negatively impacted by the unfavorable tax implications of the aforementioned charge related to Bextra and various other products.

For full-year 2009, Pfizer posted reported net income(1) of $8.6 billion, an increase of 7% compared with $8.1 billion last year, and reported diluted EPS(1) of $1.23, an increase of 3% compared with $1.20 in 2008. These results were impacted by increased revenues and the aforementioned fourth-quarter factors as well as the non-recurrence of a $640 million after-tax charge related to the resolution of certain litigation involving the Company’s non-steroidal anti-inflammatory pain medicines in third-quarter 2008. These factors were partially offset by the unfavorable impact of foreign exchange and higher net interest expense. Additionally, the effective tax rate on reported results increased to approximately 20% in full-year 2009 from approximately 17% in full-year 2008, primarily due to the increased tax cost associated with certain business decisions executed to finance the Wyeth acquisition.

Additionally, reported diluted EPS(1) in fourth-quarter and full-year 2009 was impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2008 resulting primarily from shares issued to partially fund the Wyeth acquisition.

Adjusted Income(2) and Adjusted Diluted EPS(2)

Fourth-quarter 2009 adjusted income(2) was $3.8 billion, a decrease of 13% compared with $4.4 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.49, a decrease of 25% compared with $0.65 in the year-ago quarter. For full-year 2009, adjusted income(2) was $14.2 billion, a decrease of 13% compared with $16.4 billion in full-year 2008, and adjusted diluted EPS(2) was $2.02, a decrease of 17% compared with $2.42 in the prior year. Both adjusted income(2) and adjusted diluted EPS(2) were favorably impacted by higher revenues and negatively impacted by increased expenses, primarily due to the addition of the legacy Wyeth operations and increased investment in high-growth and in-line product opportunities, as well as higher net interest expense and an increase in the effective tax rate on adjusted income(2).

The effective tax rate on adjusted income(2) increased to approximately 28% in fourth-quarter 2009 from approximately 24% in fourth-quarter 2008, and to approximately 30% in full-year 2009 from approximately 22% in full-year 2008, primarily due to the increased tax cost associated with certain business decisions executed to finance the Wyeth acquisition. In addition, the effective tax rate on adjusted income(2) for full-year 2008 was positively impacted by a favorable income tax adjustment.

Additionally, adjusted diluted EPS(2) in fourth-quarter and full-year 2009 was impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2008 resulting primarily from shares issued to partially fund the Wyeth acquisition.

In fourth-quarter 2009, adjusted cost of sales(2) as a percentage of revenues was 17.5% compared with 11.7% in fourth-quarter 2008. For full-year 2009, adjusted cost of sales(2) as a percentage of revenues was 15.4% compared with 14.6% in full-year 2008. These increases primarily reflect the change in the mix of products and businesses as a result of the Wyeth acquisition. Excluding the impact of foreign exchange, adjusted cost of sales(2) as a percentage of revenues was 14.4% in fourth-quarter 2009 and 14.8% in full-year 2009.

Adjusted SI&A expenses(2) were $5.3 billion in fourth-quarter 2009, an increase of 52% compared with $3.5 billion in the prior-year quarter. Adjusted SI&A expenses(2) were $14.7 billion in full-year 2009, an increase of 4% compared with $14.0 billion in the prior year. These increases were attributable to the addition of the legacy Wyeth operations and increased investment in high-growth and in-line product opportunities. Foreign exchange increased fourth-quarter 2009 adjusted SI&A expenses(2) by $135 million compared with the year-ago quarter, and decreased full-year 2009 adjusted SI&A expenses(2) by $385 million compared with full-year 2008.

Adjusted R&D expenses(2) were $2.8 billion in fourth-quarter 2009, an increase of 27% compared with $2.2 billion in the prior-year period. For full-year 2009, adjusted R&D expenses(2) were $7.7 billion, an increase of 3% compared with $7.5 billion in the prior year. These increases were attributable to the addition of the legacy Wyeth operations, continued investment in the late-stage development portfolio and business-development transactions in the Established Products unit. Foreign exchange increased fourth-quarter 2009 adjusted R&D expenses(2) by $17 million compared with the year-ago quarter, and decreased full-year 2009 adjusted R&D expenses(2) by $145 million compared with full-year 2008.

Overall, foreign exchange increased adjusted total costs(13) by $720 million, or 10%, in fourth-quarter 2009 compared with the prior-year period. For full-year 2009, foreign exchange decreased adjusted total costs(13) by $520 million, or 2%, compared with the prior year.

As announced in January 2009, Pfizer implemented a cost-reduction program that is expected to achieve cost savings of approximately $3 billion, at 2008 average foreign exchange rates, compared with 2008 adjusted total costs(13) of $28.6 billion. Approximately $1 billion of these savings is anticipated to be reinvested in the business, resulting in an expected $2 billion net cost reduction. Additionally, as a result of the Wyeth acquisition, Pfizer expects to generate synergies of approximately $4 billion, which is expected to result in $2 to $3 billion in net cost savings after reinvestment in the business. In the aggregate, Pfizer expects to generate gross cost reductions of approximately $7 billion, resulting in net cost reductions of approximately $4 to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro-forma adjusted total costs(13) of Pfizer and the former Wyeth operations. For full-year 2009, operational improvements resulting from the Pfizer stand-alone cost-reduction initiatives resulted in a decrease in adjusted total costs(13) of approximately $200 million, despite significant fourth-quarter 2009 investment in many high-growth and in-line product opportunities, including business-development transactions in the Established Products unit and incremental promotional efforts in the U.S. and emerging markets, among other items. The operational improvements were driven partially by the reduction in workforce as well as manufacturing and research and development site exits. At the closing of the Wyeth acquisition, the combined workforce totaled approximately 120,700, an increase from the Pfizer stand-alone workforce of approximately 75,100. As of year-end 2009, the workforce was approximately 116,500, a decline of 4,200 since the closing on October 15, 2009.

Executive Commentary

“During the fourth quarter, we closed the Wyeth acquisition and immediately began the integration of our operations, advancing the transformation of the company,” stated Jeff Kindler, Chairman and Chief Executive Officer. “We are pleased with the rapid pace of the integration and our ability to quickly realize the benefits of our combined organization.”

“Our results this quarter clearly demonstrate the ability of our colleagues to remain focused and deliver solid operational performance, while working to close the Wyeth acquisition and to ensure a successful integration,” Kindler continued. “We remain excited about our more diverse in-line product and pipeline portfolio, which we expect will result in improved opportunities for the company in 2010 and beyond.”

Frank D’Amelio, Chief Financial Officer, stated, “Our 2010 financial guidance and 2012 financial targets balance the achievement of our projected cost reductions, including from the integration of Wyeth, with the expected increased investment to drive longer-term, top and bottom line performance. These goals reflect our continued confidence in the business and our ability to capitalize on near- to mid-term growth opportunities through a meaningful reallocation of investment. Additionally, our 2012 targets assume a modest level of planned business-development activities.”

2010 Financial Guidance

For full-year 2010, Pfizer’s financial guidance, at current exchange rates(14), is summarized below.

2010 Guidance(15)
Reported Revenues	$67.0 to $69.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$19.0 to $20.0 billion
Adjusted R&D Expenses(2)	$9.1 to $9.6 billion
Adjusted Other (Income)/Deductions(2)	$1.2 to $1.4 billion
Effective Tax Rate on Adjusted Income(2)	Approximately 30%
Reported Diluted EPS(1)	$0.95 to $1.10
Adjusted Diluted EPS(2)	$2.10 to $2.20

2012 Financial Targets

Pfizer has also provided financial targets for 2012. Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, industry-specific challenges including changes to government healthcare policy, among others. In comparison with the targets previously provided on January 26, 2009, these updated targets reflect the impact of the completed and pending divestitures of Animal Health assets as required by regulatory authorities in connection with their approvals of the Wyeth acquisition, the shift in revenues for human immunodeficiency virus (HIV) products to the joint venture with GlaxoSmithKline plc (ViiV Healthcare Limited) and the elimination of Relistor revenues due to Wyeth’s return of its rights to the licensor, which in the aggregate reduced the revenue target by approximately $1.5 billion.

For 2012, at current exchange rates(14), Pfizer is targeting reported revenue between $66.0 to $68.5 billion, reported diluted EPS(1) between $1.58 and $1.73 and adjusted diluted EPS(2) between $2.25 and $2.35. Adjusted R&D expenses(2) are targeted to be between $8.0 to $8.5 billion, adjusted operating margin(2) is projected to be in a range of the high 30%s to low 40%s and adjusted other (income)/deductions(2) are targeted to be between $1.0 billion and $1.2 billion in deductions. The effective tax rate on adjusted income(1) is targeted at approximately 30% while the operating cash flow is expected to be at least $19.0 billion.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)	“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. generally accepted accounting principles.

(2)

"Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income(1) and its components and reported diluted EPS(1) excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended September 27, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter 2009 and 2008 and full-year 2009 and 2008 adjusted income and its components and adjusted diluted EPS to reported net income(1) and its components and reported diluted EPS(1), as well as reconciliations of full-year 2010 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2010 guidance and 2012 targets for reported net income(1) and reported diluted EPS(1), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)	The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory. Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(4)	The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis. Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, Prevnar, Xalatan and Zyvox. All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(5)	The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(6). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc and Relpax.

(6)	The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(7)	The Oncology unit includes revenues from human oncology and oncology-related products. Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel. All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(8)	Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives.

(9)	Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: pain management, nutritionals, respiratory and GI-topicals. Examples of products in Consumer Healthcare include Advil, Centrum, Caltrate, ChapStick and Robitussin.

(10)	Capsugel generally includes worldwide revenues from capsule products and services for the pharmaceutical and associated healthcare industries.

(11)	Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America. Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs.

(12)	Includes revenues generated from business-transition activity in connection with the sale of Pfizer’s former Consumer Healthcare business in December 2006, as well as from Pfizer Centersource.

(13)	Represents the total of Adjusted Cost of Sales(2), Adjusted SI&A expenses(2) and Adjusted R&D expenses(2).

(14)	Current exchange rates approximate rates in effect at about the time of the fourth-quarter 2009 earnings press release (late January 2010).

(15)	This guidance does not assume the completion of any business-development transactions not completed as of December 31, 2009. This guidance also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2009, as well as the potential impact of healthcare reform in the U.S.

(16)	Results of operations include the results of the legacy Wyeth operations from the closing of the acquisition on October 15, 2009 through year-end in accordance with Pfizer's international and domestic year-ends. Therefore, the results include approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations and one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2009	2008	(Decr.)	2009	2008	(Decr.)
Revenues	$16,537	$12,346	34	$50,009	$48,296	4
Costs and expenses:
Cost of sales (a)	3,935	1,715	130	8,888	8,112	10
Selling, informational and administrative expenses (a)	5,367	3,659	47	14,875	14,537	2
Research and development expenses (a)	2,813	2,303	22	7,845	7,945	(1)
Amortization of intangible assets	1,122	605	85	2,877	2,668	8
Acquisition-related in-process research and development charges	48	66	(26)	68	633	(89)
Restructuring charges and certain acquisition-related costs	3,131	1,562	100	4,337	2,675	62
Other (income)/deductions--net	117	1,811	(94)	292	2,032	(86)
Income from continuing operations before provision
for taxes on income	4	625	(99)	10,827	9,694	12
(Benefit)/Provision for taxes on income	(755)	394	*	2,197	1,645	34
Income from continuing operations	759	231	228	8,630	8,049	7
Discontinued operations--net of tax	8	40	(79)	14	78	(81)
Net income before allocation to noncontrolling interests	767	271	183	8,644	8,127	6
Less: Net income attributable to noncontrolling interests	-	5	(102)	9	23	(59)
Net income attributable to Pfizer Inc.	$767	$266	188	$8,635	$8,104	7
Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.10	$0.03	233	$1.23	$1.19	3
Discontinued operations--net of tax	-	0.01	(100)	-	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.10	$0.04	150	$1.23	$1.20	3
Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.10	$0.03	233	$1.23	$1.19	3
Discontinued operations--net of tax	-	0.01	(100)	-	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.10	$0.04	150	$1.23	$1.20	3
Weighted-average shares used to calculate earnings per common share:
Basic	7,803	6,720		7,007	6,727
Diluted	7,847	6,739		7,045	6,750
(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.
* Calculation not meaningful
Certain amounts and percentages may reflect rounding adjustments.

1.

The above financial statements present the three-month and twelve-month periods ended December 31, 2009 and December 31, 2008. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year. Wyeth's results are included in our consolidated financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our 2009 results of operations include approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations and approximately one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations. Cost of sales for 2009 includes the significant impacts of purchase accounting adjustments associated with inventory acquired from Wyeth that was sold in 2009. Amortization of intangible assets for 2009 includes the amortization of intangible assets acquired from Wyeth since the acquisition date.

2.

On January 1, 2009, we adopted the provisions of a new accounting standard that provides guidance for the accounting, reporting and disclosure of noncontrolling interests, previously referred to as minority interests. The adoption of these provisions resulted in reclassifications of prior-period amounts to conform to the fourth-quarter and twelve-month 2009 presentations, primarily related to the presentation of noncontrolling interests.

3.

In 2009, we recorded $68 million of Acquisition-related in-process research and development charges (IPR&D) due to the resolution of a contingency associated with our 2008 acquisition of CovX. During 2008, we expensed $633 million of IPR&D, primarily related to our acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and a number of animal health product lines from Schering-Plough Corporation, as well as two smaller acquisitions related to Animal Health. As a result of adopting the provisions of a new accounting standard for business combinations, for acquisitions completed after January 1, 2009, we record acquired IPR&D on our consolidated balance sheet as indefinite-lived intangible assets.

4.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

5.

Other (income)/deductions--net for the quarter and year ended December 31, 2009 includes a gain related to ViiV Healthcare Limited, a newly formed joint venture with GlaxoSmithKline plc, which is focused solely on research, development and commercialization of HIV medicines. The full year ended December 31, 2008, includes charges of approximately $900 million, recorded in the third quarter of 2008, associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines, and charges of approximately $2.3 billion, recorded in the fourth quarter of 2008, resulting from an agreement-in-principle to resolve previously disclosed investigations regarding past off-label promotional practices concerning Bextra, as well as certain other investigations.

6.

(Benefit)/Provision for taxes on income includes tax benefits in the full year ended December 31, 2009 of approximately $556 million related to the sale of one of our biopharmaceutical companies (Vicuron Pharmaceuticals, Inc.), which were recorded in the fourth quarter of 2009, and $174 million related to the final resolution of the agreement-in-principle referred to above in note 5, which were recorded in the third quarter of 2009. This resolution resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. The full-year ended December 31, 2008 includes tax benefits of approximately $305 million related to favorable tax settlements and of approximately $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.), both recorded in the second quarter of 2008.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,537	$-	$-	$-	$(17)	$16,520
Costs and expenses:
Cost of sales (b)	3,935	(976)	(31)	-	(42)	2,886
Selling, informational and administrative expenses (b)	5,367	21	(37)	-	(6)	5,345
Research and development expenses (b)	2,813	(15)	(13)	-	14	2,799
Amortization of intangible assets	1,122	(1,075)	-	-	-	47
Acquisition-related in-process research and development charges	48	(48)	-	-	-	-
Restructuring charges and certain acquisition-related costs	3,131	-	(3,131)	-	-	-
Other (income)/deductions--net	117	(3)	-	-	(4)	110
Income from continuing operations before provision
for taxes on income	4	2,096	3,212	-	21	5,333
(Benefit)/Provision for taxes on income	(755)	630	877	-	756	1,508
Income from continuing operations	759	1,466	2,335	-	(735)	3,825
Discontinued operations--net of tax	8	-	-	(8)	-	-
Net income before allocation to noncontrolling interests	767	1,466	2,335	(8)	(735)	3,825
Less: Net income attributable to noncontrolling interests	-	-	-	-	-	-
Net income attributable to Pfizer Inc.	$767	$1,466	$2,335	$(8)	$(735)	$3,825
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.10	$0.19	$0.30	$-	$(0.10)	$0.49
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.10	$0.19	$0.30	$-	$(0.10)	$0.49

	Twelve Months Ended December 31, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$50,009	$-	$-	$-	$(75)	$49,934
Costs and expenses:
Cost of sales (b)	8,888	(976)	(31)	-	(208)	7,673
Selling, informational and administrative expenses (b)	14,875	30	(37)	-	(201)	14,667
Research and development expenses (b)	7,845	(37)	(13)	-	(56)	7,739
Amortization of intangible assets	2,877	(2,731)	-	-	-	146
Acquisition-related in-process research and development charges	68	(68)	-	-	-	-
Restructuring charges and certain acquisition-related costs	4,337	-	(3,945)	-	(392)	-
Other (income)/deductions--net	292	(5)	-	-	(735)	(448)
Income from continuing operations before provision for taxes on income	10,827	3,787	4,026	-	1,517	20,157
Provision for taxes on income	2,197	1,154	1,167	-	1,428	5,946
Income from continuing operations	8,630	2,633	2,859	-	89	14,211
Discontinued operations--net of tax	14	-	-	(14)	-	-
Net income before allocation to noncontrolling interests	8,644	2,633	2,859	(14)	89	14,211
Less: Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	$8,635	$2,633	$2,859	$(14)	$89	$14,202
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.23	$0.38	$0.40	$-	$0.01	$2.02
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.23	$0.38	$0.40	$-	$0.01	$2.02
(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$12,346	$-	$-	$-	$(35)	$12,311
Costs and expenses:
Cost of sales (b)	1,715	-	-	-	(271)	1,444
Selling, informational and administrative expenses (b)	3,659	3	-	-	(152)	3,510
Research and development expenses (b)	2,303	(6)	-	-	(85)	2,212
Amortization of intangible assets	605	(560)	-	-	-	45
Acquisition-related in-process research and development charges	66	(66)	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,562	-	(13)	-	(1,549)	-
Other (income)/deductions--net	1,811	(2)	-	-	(2,452)	(643)
Income from continuing operations before provision for taxes on income	625	631	13	-	4,474	5,743
Provision for taxes on income	394	190	4	-	761	1,349
Income from continuing operations	231	441	9	-	3,713	4,394
Discontinued operations--net of tax	40	-	-	(40)	-	-
Net income before allocation to noncontrolling interests	271	441	9	(40)	3,713	4,394
Less: Net income attributable to noncontrolling interests	5	-	-	-	-	5
Net income attributable to Pfizer Inc.	$266	$441	$9	$(40)	$3,713	$4,389
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.03	$0.07	$-	$-	$0.55	$0.65
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.04	$0.07	$-	$(0.01)	$0.55	$0.65

	Twelve Months Ended December 31, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$48,296	$-	$-	$-	$45	$48,341
Costs and expenses:
Cost of sales (b)	8,112	-	-	-	(1,072)	7,040
Selling, informational and administrative expenses (b)	14,537	12	-	-	(505)	14,044
Research and development expenses (b)	7,945	(28)	-	-	(429)	7,488
Amortization of intangible assets	2,668	(2,525)	-	-	-	143
Acquisition-related in-process research and development charges	633	(633)	-	-	-	-
Restructuring charges and certain acquisition-related costs	2,675	-	(49)	-	(2,626)	-
Other (income)/deductions--net	2,032	(5)	-	-	(3,413)	(1,386)

Income from continuing operations before provision for taxes on income	9,694	3,179	49	-	8,090	21,012
Provision for taxes on income	1,645	740	10	-	2,228	4,623
Income from continuing operations	8,049	2,439	39	-	5,862	16,389
Discontinued operations--net of tax	78	-	-	(78)	-	-
Net income before allocation to noncontrolling interests	8,127	2,439	39	(78)	5,862	16,389
Less: Net income attributable to noncontrolling interests	23	-	-	-	-	23
Net income attributable to Pfizer Inc.	$8,104	$2,439	$39	$(78)	$5,862	$16,366
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.19	$0.36	$-	$-	$0.87	$2.42
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.20	$0.36	$-	$(0.01)	$0.87	$2.42
(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2009	2008	2009	2008

Transaction costs (a)	$196	$-	$768	$-
Integration costs and other (a)	327	3	569	6
Restructuring charges (a)	2,608	10	2,608	43
Accelerated depreciation (b)	81	-	81	-
Total acquisition-related costs -- pre-tax	3,212	13	4,026	49
Income taxes(c)	(877)	(4)	(1,167)	(10)
Total acquisition-related costs -- net of tax	$2,335	$9	$2,859	$39
(a)

Included in Restructuring charges and certain acquisition-related costs. Transaction costs include costs directly related to our acquisition of Wyeth. Included in these costs are bridge term loan credit agreement fees related to the bridge financing arranged with financial institutions in March 2009 to partially fund our acquisition of Wyeth. The bridge commitment was terminated in June 2009 as a result of our issuance of $24 billion in senior unsecured notes in the first half of 2009 and all associated bridge commitment fees have been expensed. Integration costs represent external, incremental costs incurred in 2009 directly related primarily to our acquisition of Wyeth. 2008 amounts relate primarily to other restructuring charges.

(b)

Included in Cost of sales ($31 million), Selling, informational and administrative expenses ($37 million), and Research and development expenses ($13 million) for the three months and full year ended December 31, 2009.

	(c)	Included in (Benefit)/Provision for taxes on income.

3)	Certain significant items includes the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2009	2008*	2009	2008*

Restructuring charges - cost-reduction initiatives(a)	$-	$1,549	$392	$2,626
Implementation costs - cost-reduction initiatives(b)	-	465	410	1,605
Certain legal matters(c)	124	2,313	294	3,249
Net interest expense - Wyeth acquisition(d)	61	-	589	-
Returns liabilities adjustment(e)	-	-	-	217
Gain related to ViiV Healthcare Limited(f)	(482)	-	(482)	-
Asset impairment charges and other associated costs (g)	310	98	294	213
Other	8	49	20	180
Total certain significant items -- pre-tax	21	4,474	1,517	8,090
Income taxes(h)	(756)	(761)	(1,428)	(2,228)
Total certain significant items -- net of tax	$(735)	$3,713	$89	$5,862
*Certain prior-year amounts have been reclassified to conform to the current year presentation.

(a)	Included in Restructuring charges and certain acquisition-related costs. Restructuring charges incurred in fourth-quarter 2009 are included in Acquisition-related costs. See note 2 above.

(b)

Cost-reduction initiative charges incurred after the Wyeth acquisition are classified as Acquisition-related costs. See note 2 above. Included in Cost of sales ($144 million), Selling, informational and administrative expenses ($182 million), Research and development expenses ($78 million), and Other (income)/deductions - net ($6 million) for the full year ended December 31, 2009. Included in Cost of sales ($225 million), Selling, informational and administrative expenses ($143 million), Research and development expenses ($85 million), and Other (income)/deductions - net ($12 million) for the three months ended December 31, 2008. Included in Cost of sales ($745 million), Selling, informational and administrative expenses ($413 million), Research and development expenses ($433 million), and Other (income)/deductions - net ($14 million) for the full year ended December 31, 2008.

(c)

Included in Other (income)/deductions - net and for the full year ended December 31, 2008, includes charges of approximately $900 million, recorded in the third quarter of 2008, associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines, and charges of approximately $2.3 billion, recorded in the fourth quarter of 2008, resulting from an agreement-in-principle to resolve previously disclosed investigations regarding past off-label promotional practices concerning Bextra, as well as certain other investigations.

(d)

Included in Other (income)/deductions - net. Includes interest expense through October 15, 2009, the Wyeth acquisition date, on the senior unsecured notes issued in connection with our acquisition of Wyeth less interest income earned on the proceeds of those notes.

(e)	Included in Revenues and reflects an adjustment to the prior years' liabilities for product returns.

(f)

Included in Other (income)/deductions - net. Represents a gain related to ViiV Healthcare Limited (ViiV), a newly formed joint venture with GlaxoSmithKline plc, which is focused solely on research, development and commercialization of HIV medicines.

(g)

2009 amounts included primarily in Other (income)/deductions - net and primarily represent asset impairment charges associated with certain materials used in our research and development activities that are no longer considered recoverable. 2008 amounts relate to asset impairment charges and other associated costs primarily related to certain equity investments and the exit of our Exubera product.

(h)

Included in (Benefit)/Provision for taxes on income and includes tax benefits of approximately $556 million related to the sale of one of our biopharmaceutical companies (Vicuron Pharmaceuticals, Inc.), which were recorded in the fourth quarter of 2009, and $174 million related to the final resolution of the agreement-in-principle referred to above in note c, which were recorded in the third quarter of 2009. This resolution resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. Also includes tax benefits of approximately $426 million recorded in the second quarter of 2008 related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.). Fourth-quarter and full-year 2008 also reflect the impact of the fourth-quarter 2008 legal settlement provisions referred to above in note c, which are either not deductible or deductible at lower tax rates.

PFIZER INC.
REVENUES
FOURTH QUARTER 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	$16,537	$12,346	34%	$7,439	$5,240	42%	$9,098	$7,106	28%

TOTAL BIOPHARMACEUTICAL:	14,606	11,241	30	6,663	4,793	39	7,943	6,448	23
LIPITOR	3,175	3,146	1	1,522	1,613	(6)	1,653	1,533	8
LYRICA	820	702	17	410	384	7	410	318	29
CELEBREX	669	664	1	467	489	(4)	202	175	15
NORVASC	486	542	(10)	15	15	(4)	471	527	(11)
VIAGRA	549	502	9	265	239	11	284	263	8
XALATAN / XALACOM	499	454	10	162	143	13	337	311	9
DETROL/DETROL LA	309	313	(1)	211	218	(3)	98	95	2
ZYVOX	330	283	16	175	175	-	155	108	42
GEODON / ZELDOX	289	276	5	239	228	5	50	48	3
SUTENT	293	220	33	81	66	22	212	154	37
GENOTROPIN	251	229	10	61	62	(2)	190	167	14
VFEND	243	196	24	73	64	15	170	132	29
CHANTIX / CHAMPIX	176	180	(2)	83	91	(9)	93	89	5
CADUET	156	148	5	100	117	(14)	56	31	81
EFFEXOR***	520	-	*	455	-	*	65	-	*
ZOLOFT	148	131	13	20	23	(12)	128	108	19
AROMASIN	136	123	10	42	38	8	94	85	11
CARDURA	127	121	6	3	2	120	124	119	4
REVATIO	131	95	38	81	60	34	50	35	45
ARICEPT**	121	126	(5)	-	-	-	121	126	(5)
ZITHROMAX / ZMAX	131	109	21	8	1	*	123	108	14
ENBREL (Outside the U.S. and Canada)***	378	-	*	-	-	-	378	-	*
PREVNAR - 7***	287	-	*	144	-	*	143	-	*
PREMARIN FAMILY***	213	-	*	200	-	*	13	-	*
ZOSYN / TAZOCIN***	184	-	*	138	-	*	46	-	*
BENEFIX***	98	-	*	56	-	*	42	-	*
REFACTO/XYNTHA***	47	-	*	17	-	*	30	-	*
ALL OTHER (legacy Pfizer and legacy Wyeth)	2,787	2,052	36	919	399	130	1,868	1,653	13
ALLIANCE REVENUE (Enbrel (in the U.S. and Canada)***, Aricept, Spiriva, Rebif and Exforge)	1,053	629	67	716	366	96	337	263	28
TOTAL DIVERSIFIED:	1,809	986	83	745	411	81	1,064	575	85
ANIMAL HEALTH	901	783	15	357	356	-	544	427	27
CONSUMER HEALTHCARE***	494	-	*	331	-	*	163	-	*
CAPSUGEL	223	203	10	57	55	4	166	148	12
NUTRITION***	191	-	*	-	-	-	191	-	*
OTHER ****	122	119	3	31	36	(14)	91	83	10
*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-

Legacy Wyeth products and operations. Animal Health results also reflect the addition of legacy Wyeth products. Includes approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's international operations.

****	-	Includes transition activity from Pfizer's former consumer healthcare business, which was sold in 2006, and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
TWELVE MONTHS 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	$50,009	$48,296	4%	$21,749	$20,401	7%	$28,260	$27,895	1%

TOTAL BIOPHARMACEUTICAL:	45,448	44,174	3	20,010	18,817	6	25,438	25,357	-
LIPITOR	11,434	12,401	(8)	5,667	6,324	(10)	5,767	6,077	(5)
LYRICA	2,840	2,573	10	1,504	1,448	4	1,336	1,125	19
CELEBREX	2,383	2,489	(4)	1,697	1,818	(7)	686	671	2
NORVASC	1,973	2,244	(12)	64	72	(11)	1,909	2,172	(12)
VIAGRA	1,892	1,934	(2)	962	895	7	930	1,039	(11)
XALATAN / XALACOM	1,737	1,745	-	576	532	8	1,161	1,213	(4)
DETROL/DETROL LA	1,154	1,214	(5)	811	821	(1)	343	393	(13)
ZYVOX	1,141	1,115	2	634	670	(5)	507	445	14
GEODON / ZELDOX	1,002	1,007	(1)	836	822	2	166	185	(11)
SUTENT	964	847	14	273	254	7	691	593	16
GENOTROPIN	887	898	(1)	221	232	(5)	666	666	-
VFEND	798	743	7	250	230	9	548	513	7
CHANTIX / CHAMPIX	700	846	(17)	386	489	(21)	314	357	(12)
CADUET	548	589	(7)	394	469	(16)	154	120	28
EFFEXOR***	520	-	*	455	-	*	65	-	*
ZOLOFT	516	539	(4)	82	118	(31)	434	421	3
AROMASIN	483	465	4	163	146	11	320	319	-
CARDURA	457	499	(8)	7	6	25	450	493	(9)
REVATIO	450	336	34	293	217	35	157	119	33
ARICEPT**	432	482	(10)	-	1	-	432	481	(10)
ZITHROMAX / ZMAX	430	429	-	18	8	121	412	421	(2)
ENBREL (Outside the U.S. and Canada)***	378	-	*	-	-	-	378	-	*
PREVNAR - 7***	287	-	*	144	-	*	143	-	*
PREMARIN FAMILY***	213	-	*	200	-	*	13	-	*
ZOSYN / TAZOCIN***	184	-	*	138	-	*	46	-	*
BENEFIX***	98	-	*	56	-	*	42	-	*
REFACTO/XYNTHA***	47	-	*	17	-	*	30	-	*
ALL OTHER (legacy Pfizer and legacy Wyeth)	8,575	8,528	1	2,313	1,945	19	6,262	6,583	(5)
ALLIANCE REVENUE (Enbrel (in the U.S. and Canada)***, Aricept, Spiriva, Rebif and Exforge)	2,925	2,251	30	1,849	1,300	42	1,076	951	13
TOTAL DIVERSIFIED:	4,189	3,592	17	1,646	1,383	19	2,543	2,209	15
ANIMAL HEALTH	2,764	2,825	(2)	1,106	1,168	(5)	1,658	1,657	-
CONSUMER HEALTHCARE***	494	-	*	331	-	*	163	-	*
CAPSUGEL	740	767	(4)	209	215	(2)	531	552	(4)
NUTRITION***	191	-	*	-	-	-	191	-	*
OTHER ****	372	530	(30)	93	201	(54)	279	329	(15)
*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-

Legacy Wyeth products and operations. Animal Health results also reflect the addition of legacy Wyeth products. Includes approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's international operations.

****	-	Includes transition activity from Pfizer's former consumer healthcare business, which was sold in 2006, and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
BIOPHARMACEUTICAL REVENUES
DEVELOPED AND EMERGING MARKETS
(UNAUDITED)
(millions of dollars)

	FOURTH QUARTER
	TOTAL				DEVELOPED MARKETS+				EMERGING MARKETS++
			% Growth				% Growth				% Growth
	2009	2008	Total	Operational	2009	2008	Total	Operational	2009	2008	Total	Operational
TOTAL BIOPHARMACEUTICAL	$14,606	$11,241	30%	26%	$12,632	$9,659	31%	27%	$1,974	$1,582	25%	24%
LIPITOR	3,175	3,146	1	(3)	2,938	2,929	-	(3)	237	217	9	7
LYRICA	820	702	17	14	750	653	15	11	70	49	41	41
CELEBREX	669	664	1	(1)	599	598	-	(2)	70	66	7	5
NORVASC	486	542	(10)	(16)	369	416	(12)	(19)	117	126	(7)	(6)
VIAGRA	549	502	9	8	427	397	7	5	122	105	16	18
ALL OTHER	8,907	5,685	57	53	7,549	4,666	61	57	1,358	1,019	33	34

	TWELVE MONTHS
	TOTAL				DEVELOPED MARKETS +				EMERGING MARKETS++
			% Growth				% Growth				% Growth
	2009	2008	Total	Operational	2009	2008	Total	Operational	2009	2008	Total	Operational
TOTAL BIOPHARMACEUTICAL	$45,448	$44,174	3%	7%	$38,993	$37,770	3%	5%	$6,455	$6,404	1%	12%
LIPITOR	11,434	12,401	(8)	(4)	10,546	11,504	(8)	(5)	888	897	(1)	9
LYRICA	2,840	2,573	10	15	2,602	2,390	9	13	238	183	31	47
CELEBREX	2,383	2,489	(4)	(2)	2,124	2,222	(4)	(3)	259	267	(3)	7
NORVASC	1,973	2,244	(12)	(11)	1,496	1,705	(12)	(14)	477	539	(12)	(4)
VIAGRA	1,892	1,934	(2)	3	1,525	1,525	-	3	367	409	(10)	2
ALL OTHER	24,926	22,533	11	14	20,700	18,424	11	13	4,226	4,109	3	14
+	-

Includes U.S. biopharmaceutical revenues, which represent 46% of total fourth-quarter 2009 biopharmaceutical revenues and 44% of total full-year 2009 biopharmaceutical revenues. Includes approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's developed market international operations.

++	-

Amounts include all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. Amounts include approximately one-and-a-half months of Wyeth's emerging markets international operations.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.

SUPPLEMENTAL INFORMATION

1. Change in Reported Revenues

Reported revenues increased 34% in fourth-quarter 2009 and 4% in full-year 2009, compared to the same periods in 2008. The fourth quarter 2009 increase was due to operational growth of 30%, of which 27% was due to the addition of the legacy Wyeth products and 3% was due to legacy Pfizer products, and the favorable impact of foreign exchange of 4%. Full-year 2009 reported revenues were favorably impacted by 7% due to the addition of the legacy Wyeth products, and by 1% due to legacy Pfizer products. These increases were partially offset by the unfavorable impact of foreign exchange on full-year 2009 revenues of approximately 4%.

2. Change in Reported Cost of Sales

Reported cost of sales increased 130% in fourth-quarter 2009, compared to the same period in 2008, and increased 10% in full-year 2009, compared to full-year 2008. The increases primarily reflect purchase accounting adjustments associated with the Wyeth acquisition and the addition of Wyeth manufacturing costs. In addition, the impact of foreign exchange had an unfavorable impact on reported cost of sales in the quarter and full-year periods. These increases were partially offset by lower costs recorded in reported cost of sales related to our cost-reduction initiatives in both the fourth-quarter and full-year 2009 periods.

Reported cost of sales includes charges related to our cost-reduction initiatives of $31 million for fourth-quarter 2009, $175 million for full-year 2009, $225 million for fourth-quarter 2008, and $745 million for full-year 2008. Cost-reduction initiative charges incurred after the Wyeth acquisition, other than accelerated depreciation, are included in Restructuring charges and certain acquisition-related costs.

Reported cost of sales as a percentage of revenues increased 9.9 percentage points to 23.8% in fourth-quarter 2009, compared to the same period in 2008, and reported cost of sales as a percentage of revenues increased 1.0 percentage point to 17.8% in full-year 2009, compared to full-year 2008, reflecting the aforementioned factors.

3. Change in Reported Selling, Informational & Administrative (SI&A) Expenses, Reported Research & Development (R&D) Expenses and Reported In-Process R&D Charges (IPR&D)

Reported SI&A expenses increased 47% in fourth-quarter 2009, compared to the same period in 2008, and increased 2% in full-year 2009, compared to full-year 2008. The increase in fourth-quarter 2009 primarily reflects the addition of Wyeth operating costs, the increased investment in high-growth and in-line opportunities, and the unfavorable impact of foreign exchange, partially offset by lower costs recorded in reported SI&A related to our cost-reduction initiatives. The increase in full-year 2009 primarily reflects the addition of Wyeth operating costs and the increased investment in high-growth and in-line opportunities, partially offset by the favorable impact of foreign exchange and lower costs recorded in reported SI&A related to our cost-reduction initiatives. In addition, full-year 2009 included certain insurance recoveries related to legal defense costs.

Reported SI&A expenses include charges related to our cost-reduction initiatives of $37 million for fourth-quarter 2009, $219 million for full-year 2009, $143 million for fourth-quarter of 2008, and $413 million for full-year 2008. Cost-reduction initiative charges incurred after the Wyeth acquisition, other than accelerated depreciation, are included in Restructuring charges and certain acquisition-related costs.

Reported R&D expenses, excluding IPR&D, increased 22% in fourth-quarter 2009, compared to the same period in 2008, and decreased 1% in full-year 2009, compared to 2008. The increase in fourth-quarter of 2009 is primarily due to the addition of Wyeth operating costs and continued investment in the late-stage development portfolio and business-development transactions in the Established Products unit, partially offset by lower costs recorded in reported R&D related to our cost-reduction initiatives. The full-year 2009 decrease was primarily due to lower purchase accounting adjustments related to our merger with Pharmacia, lower costs recorded in reported R&D associated with our cost-reduction initiatives and the favorable impact of foreign exchange. This decrease was partially offset by the addition of Wyeth operating costs, continued investment in the late-stage development portfolio, business-development transactions in the Established Products unit, and a $150 million milestone payment to Bristol-Myers Squibb in first-quarter 2009 in connection with the collaboration on apixaban.

Reported R&D expenses include charges related to our cost-reduction initiatives of $13 million for fourth-quarter 2009, $91 million for full-year 2009, $85 million for fourth-quarter 2008, and $433 million for full-year 2008. Cost-reduction initiative charges incurred after the Wyeth acquisition, other than accelerated depreciation, are included in Restructuring charges and certain acquisition-related costs.

Reported IPR&D charges of $68 million in 2009 relate to the resolution of a contingency associated with our 2008 acquisition of CovX. IPR&D charges of $633 million in 2008 primarily relate to the acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and a number of animal health lines from Schering-Plough Corporation, as well as two smaller acquisitions related to Animal Health. As a result of adopting the provisions of a new accounting standard for business combinations, for acquisitions completed after January 1, 2009, we record acquired IPR&D on our consolidated balance sheet as indefinite-lived intangible assets.

4. Other (Income)/Deductions - Net

	Fourth-Quarter		Full-Year
($ in millions)	2009	2008*	2009	2008*
Interest income	$(126)	$(367)	$(746)	$(1,288)
Interest expense	464	83	1,233	516
Net interest (income)/expense(a)	338	(284)	487	(772)
Royalty-related income(b)	(101)	(479)	(243)	(673)
Net (gain)/loss on asset disposals(c)	(106)	6	(188)	(14)
Legal matters, net (d)	104	2,366	234	3,300
Gain related to ViiV Healthcare Limited(e)	(482)	—	(482)	—
Asset impairment and other associated charges(f)	321	109	417	143
Other, net	43	93	67	48
Other (income)/deductions-net	$117	$1,811	$292	$2,032
* Certain prior period amounts have been reclassified to conform to the current period presentation.
(a)	Net interest expense was $338 million in fourth-quarter 2009 compared to net interest income of $284 million in the same period in 2008 and net interest expense was $487 million in full-year 2009 compared to net interest income of $772 for full-year 2008. Interest expense increased in 2009 due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth. Interest income decreased in 2009 due to lower interest rates, partially offset by higher average cash balances.
(b)	2008 amounts include $425 million related to the sale of certain royalty rights.
(c)	2009 amounts primarily represent gain on sales of certain equity investments.
(d)	In third-quarter 2008, we recorded litigation-related charges of approximately $900 million associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines and in fourth-quarter 2008, we recorded charges of approximately $2.3 billion resulting from an agreement-in-principle to resolve previously disclosed investigations regarding past off-label promotional practices concerning Bextra and certain other investigations.
(e)	Represents a gain related to ViiV Healthcare Limited (ViiV), a newly formed joint venture with GlaxoSmithKline plc, which is focused solely on research, development and commercialization of Human Immunodeficiency Virus (HIV) medicines.
(f)	2009 amounts primarily represent asset impairment charges associated with certain materials used in our research and development activities that are no longer considered recoverable. 2008 amounts primarily represent charges related to impairment of certain equity investments and the exit of our Exubera product.

5. Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income for fourth-quarter 2009 was favorably impacted by a tax benefit of $556 million related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc., as well as the jurisdictional mix of certain expenses incurred in connection with the Wyeth acquisition. The effective tax rate of 63.1% in the fourth-quarter of 2008 was negatively impacted by legal settlement provisions, which were either not deductible or deductible at lower tax rates.

The effective tax rate on reported Income from continuing operations before provision for taxes on income for full-year 2009 was 20.3% and 17.0% for full-year 2008. The higher tax rate in 2009 is primarily due to the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition, partially offset by the favorable impacts discussed above as well as a tax benefit of $174 million recorded in the third quarter of 2009 related to the final resolution of an agreement-in-principle with the U.S. Department of Justice to settle investigations of past promotional practices concerning Bextra and certain other investigations. This resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. The higher tax rate in 2009 was also partially offset by the decrease in IPR&D charges, which generally are not deductible for tax purposes.

The effective tax rate on adjusted income(1) was 28.3% in fourth-quarter 2009, 23.5% in fourth quarter 2008, 29.5% in full-year 2009 and 22.0% in full-year 2008. The higher tax rates on adjusted income(1) in 2009 are primarily due to the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition. The lower tax rate in the full-year 2008 also reflects $305 million in tax benefits related to the resolution of tax issues.

6. Reconciliation of 2010 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2010 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

Full-Year 2010 Guidance
($ billions, except per-share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.0 - $17.8	~$2.10 - $2.20
Purchase Accounting Impacts of Transactions Completed as of 12/31/09	(6.4)	(0.79)
Acquisition-Related Costs	(2.5 – 2.9)	(0.31-0.36)
Reported Net Income Attributable to Pfizer Inc/Diluted EPS Guidance	~$7.7 - $8.9	~$0.95 - $1.10
(a)	At exchange rates in effect about the time of the fourth-quarter 2009 earnings press release (late January 2010).
(b)	Does not assume the completion of any business-development transactions not completed as of December 31, 2009. Amounts exclude the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2009, as well as the potential impact of healthcare reform in the U.S.

7. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ billions, except per-share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$18.3 - $19.1	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 12/31/09	(3.8)	(0.47)
Acquisition-Related Costs	(1.2 – 1.6)	(0.15 – 0.20)
Reported Net Income Attributable to Pfizer Inc/Diluted EPS Targets	~$12.9 - $14.1	~$1.58 - $1.73
(a)	At exchange rates in effect about the time of the fourth-quarter 2009 earnings press release (late January 2010).
(b)	Amounts exclude the potential effects of the resolution of litigation-related matters. Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, industry-specific challenges including changes to government healthcare policy, among others.

________________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended September 27, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of February 3, 2010. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action, including legislation or regulatory action that may result from pending and possible future healthcare reform proposals, affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations and changes affecting the taxation by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of the global recession and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009